EXHIBIT 10.3

SAFE BULKERS, INC.,

- and -

POLYS HAJIOANNOU

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT

(this “Agreement”) is made on [•], 2008,

     BY AND BETWEEN:

     (1) SAFE BULKERS, INC., a Marshall Islands corporation (the “Company”); and

     (2) POLYS HAJIOANNOU, in his individual capacity (“P. Hajioannou”).

     WHEREAS:

     (A) Pursuant to the Restrictive Covenant Agreement by and between the Company and P. Hajioannou, Vorini Holdings, Inc., a Marshall Islands Corporation (“Vorini Holdings”), SafeFixing Corp., a Liberian Corporation (“SafeFixing”) and Machairiotissa Holdings Inc., a Marshall Islands Corporation (“Machairiotissa Holdings” and, together with P. Hajioannou, Vorini Holdings and, together with any entity controlled by or under common control with Machairiotissa Holdings, P. Hajioannou and/or Vorini Holdings, the “Hajioannou Entities”), dated [•], 2008 (the “Hajioannou Entities Restrictive Covenant Agreement”), the Hajioannou Entities are: (i) prohibited from conducting certain activities that may compete with the business of the Company, (ii) granted a right of first offer to purchase the Hajioannou Entities’ relevant interest in Safety Management Overseas S.A., a Panamanian corporation (the “Manager”) in the event of a potential change of control of the Manager and (iii) granted a right of first offer to purchase the Hajioannou Entities’ relevant interest in SafeFixing, in the event of a potential change of control of SafeFixing; and

     (B) the Company wishes to limit the activities of P. Hajioannou in his capacity as a director or employee of the Company on the terms and conditions set out in this Agreement to prohibit certain activities that may compete with the business of the Company.

     NOW, THEREFORE, in consideration of the terms and conditions set forth below and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

ARTICLE I

INTERPRETATION

     SECTION 1.1. In this Agreement, unless the context otherwise requires:

     (a) “Affirmative Response” shall have the meaning set forth in Section 3.1(b).

     (b) “Agreement” shall have the meaning set forth in the preamble.

     (c) “Break Up Cost” means the aggregate amount of any and all costs including any taxes, registration fees, administrative expenses, severance costs, and other similar costs and expenses that would be required to transfer Drybulk Vessels or any other portion of a Non-Drybulk Acquisition that owns or operates Drybulk Vessels to the Company separately from the other assets of the Non-Drybulk Acquisition.

     (d) “Board of Directors” means the board of directors of the Company as the same may be constituted from time to time.

     (e) “Business Day” means a day (excluding Saturdays and Sundays) on which banks are open for business in Athens, Greece; Cyprus; and New York, New York.

     (f) “Company” shall have the meaning set forth in the preamble.

     (g) “Company Group” means, at any time, the Company and its subsidiaries at such time and “member of the Company Group” shall be construed accordingly.

     (h) “Competitive Activities” shall have the meaning set forth in Section 2.1.

     (i) “Drybulk Vessel” means any ocean-going vessel (including any Newbuild) that is intended to be used primarily to transport non-liquid cargoes of commodities shipped in an unpackaged state.

     (j) “Drybulk Vessel Business” means any business involved in the ownership or operation of Drybulk Vessels.

     (k) “Effective Date” means the date upon which the initial public offering of the Company is consummated.

     (l) “First Offer Notice” shall have the meaning set forth in Section 3.1(a) .

     (m) “First Offer Period” means 30 days in the case of a Permitted Acquisition First Offer Right.

     (n) “Hajioannou Entities” shall have the meaning set forth in the recitals.

     (o) “Hajioannou Entities Restrictive Covenant Agreement” shall have the meaning set forth in the recitals.

     (p) “Independent Directors” means those members of the Board of Directors that qualify as independent directors within the meaning of Rule 10A-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended, and the listing criteria of the New York Stock Exchange.

     (q) “Machairiotissa Holdings” shall have the meaning set forth in the recitals.

     (r) “Manager” shall have the meaning set forth in the recitals.

     (s) “Negative Response” shall have the meaning set forth in Section 3.1(b) .

     (t) “Newbuild” means a new vessel to be or which has just been constructed, or is under construction, which a member of the Company Group has agreed to acquire pursuant to a shipbuilding contract, memorandum of agreement or otherwise.

     (u) “Non-Drybulk Acquisition” means an acquisition or investment that includes (i) both Drybulk Vessels and vessels other than Drybulk Vessels and/or (ii) any business that owns or operates Drybulk Vessels and vessels other than Drybulk Vessels.

     (v) “P. Hajioannou” shall have the meaning set forth in the preamble.

     (w) “Permitted Acquisition” means an acquisition by P. Hajioannou of a Drybulk Vessel or an acquisition of or investment in a Drybulk Vessel Business that (i) has been first offered to the Company and refused by the majority of the Independent Directors and (ii) has been acquired or invested in by P. Hajioannou on terms and conditions as to price that are not more favorable, and on such other terms and conditions that are not materially more favorable, to P. Hajioannou than those offered to the Company.

     (x) “Permitted Acquisition First Offer Right” shall have the meaning set forth in Section 2.2(a) .

     (y) “Restricted Period” shall mean the period commencing on the Effective Date and ending one year following the later of (i) the termination of P. Hajioannou’s service with the Company as a director and (ii) the termination of P. Hajioannou’s service with the Company as an employee.

     (z) “SafeFixing” shall have the meaning set forth in the recitals.

     (aa) “SafeFixing Vessels” shall have the meaning set forth in Section 2.2(c) .

     (bb) “Specified Vessels” shall have the meaning set forth in Section 2.2(c) .

     (cc) “Sale Transaction” shall have the meaning set forth in Section 3.1.

     (dd) “Vorini Holdings” shall have the meaning set forth in the recitals.

     SECTION 1.2. The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof.

     SECTION 1.3. All the terms of this Agreement, whether or not so expressed, shall be binding upon the parties hereto and their respective successors and assigns.

     SECTION 1.4. Unless the context otherwise requires, words in the singular include the plural and vice versa.

ARTICLE II

NON-COMPETITION

     SECTION 2.1. During the Restricted Period, P. Hajioannou shall not, subject to Section 2.2 hereof, directly or indirectly, engage in (a) the ownership or operation of any Drybulk Vessel or (b) the acquisition of or investment in any Drybulk Vessel Business, other than pursuant to his involvement with any member of the Company Group (the “Competitive Activities”).

     SECTION 2.2. Notwithstanding the foregoing, P. Hajioannou may engage in Competitive Activities (including through SafeFixing) in the following circumstances:

     (a) with respect to any Permitted Acquisition; provided that, (i) in the event of any subsequent proposed sale or transfer of legal or beneficial ownership (in whole or in part) of the Permitted Acquisition by P. Hajioannou (other than to another Hajioannou Entity or Nicolaos Hadjioannou), P. Hajioannou shall grant to the Company a right of first offer on such proposed sale or transfer of ownership (the “Permitted Acquisition First Offer Right”), in accordance with the procedures set forth in Section 3.1 and (ii) any commercial management of Drybulk Vessels that are controlled by P. Hajioannou (including through SafeFixing) in connection with the Permitted Acquisition is performed by the Manager;

     (b) with respect to any Drybulk Vessels or Drybulk Vessel Business included in a Non-Drybulk Acquisition; provided that (i) less than 50% of the fair market value of the Non-Drybulk Acquisition is attributable to the Drybulk Vessels and any related portion of such business that is solely dedicated to the ownership and operation of such Drybulk Vessels, (ii) P. Hajioannou promptly offers to sell the Drybulk Vessels and such related portion of the business to the Company for their fair market value plus any Break Up Costs and the majority of the Independent Directors refuse such offer and (iii) any commercial management of Drybulk Vessels that are controlled by P. Hajioannou in connection with such Non-Drybulk Acquisition is performed by the Manager. For purposes of this Section 2.2(b), fair market values shall be determined in good faith by the Board of Directors;

     (c) solely through SafeFixing, where such engagement consists of chartering in Drybulk Vessels from third-party owners for subsequent chartering out to customers (such chartered-in Drybulk Vessels, the “SafeFixing Vessels”); provided that (i) with respect to the SafeFixing Vessels that are chartered in by SafeFixing as of the

Effective Date (the “Specified Vessels”), in the event any Specified Vessel is not subject to an existing charter-out arrangement or the existing charter-out arrangement with respect to such Specified Vessel is terminated or otherwise expires, the Company shall have the option (exercisable within 10 Business Days of written notice by SafeFixing of such termination or expiry) to charter in such Specified Vessel from SafeFixing on the same terms and conditions as apply to SafeFixing under the charter-in arrangement with respect to such Specified Vessel, (ii) with respect to SafeFixing Vessels other than Specified Vessels, the Company shall have the option (exercisable within 10 Business Days following written notice by SafeFixing of entry into the charter-in arrangement between SafeFixing and the third party owner) to charter in such SafeFixing Vessel from SafeFixing on the same terms and conditions as apply to SafeFixing under such charter-in arrangement and (iii) any commercial management of SafeFixing Vessels is performed by the Manager. For purposes of this Section 2.2(c), a Specified Vessel will no longer be deemed a Specified Vessel following the expiration or other termination of the charter-in agreement between SafeFixing and the third party owner of such vessel, as in effect as of the Effective Date; and

     (d) passive ownership of up to 9.99% of the outstanding voting securities of any publicly traded company that is a Drybulk Vessel Business in whole or in part.

     SECTION 2.3. For the avoidance of doubt, nothing in this Agreement shall be construed to restrict the ability of P. Hajioannou or SafeFixing to acquire, invest in, operate, manage or charter any vessel other than Drybulk Vessels or any shipping-related business other than a Drybulk Vessel Business.

ARTICLE III

RIGHT OF FIRST OFFER

     SECTION 3.1. Set forth below are the procedures applicable to the Permitted Acquisition First Offer Right. For purposes of this Section 3.1, the term “Sale Transaction” shall mean the sale or transfer of ownership of the Permitted Acquisition by P. Hajioannou, as described in Section 2.2(a), in the case of a Permitted Acquisition First Offer Right.

     (a) Prior to engaging in any negotiations or otherwise offering to consummate a Sale Transaction with any third party, P. Hajioannou shall provide written notice of his intent to engage in a Sale Transaction (a “First Offer Notice”) and shall specify in such First Offer Notice the material terms and conditions (including the consideration to be paid, which shall be in cash) on which he would be willing to consummate a Sale Transaction with the Company, including any liabilities to be assumed by the Company.

     (b) The Company shall notify P. Hajioannou within the First Offer Period that either (i) the Company does not wish to participate in a Sale Transaction (a “Negative Response”) or (ii) the Company does wish to participate in a Sale Transaction, subject to the negotiation of the terms and conditions of the Sale Transaction in accordance with the provisions of this Section 3.1 (an “Affirmative Response”).

     (c) In the event of an Affirmative Response, the Company and P. Hajioannou shall negotiate in good faith during the First Offer Period the terms and conditions of an agreement for the consummation of a Sale Transaction with the Company and such terms and conditions are to be based on the terms and conditions set forth in the First Offer Notice.

     (d) In the event of a Negative Response or in the event the Company and P. Hajioannou are unable to agree on the terms and conditions of an agreement for the consummation of a Sale Transaction during the First Offer Period, then P. Hajioannou may consummate a Sale Transaction within 120 days after the earlier of the date P. Hajioannou receives a Negative Response and the end of the First Offer Period with a third party on terms and conditions as to price that are not more favorable, and on such other terms and conditions that are not materially more favorable, to the proposed purchaser than the terms and conditions specified in the First Offer Notice.

     (e) If a Sale Transaction is not consummated with a third party within 120 days after the earlier of the date of the Negative Response and the end of the First Offer Period in accordance with clause (d) then P. Hajioannou shall not thereafter engage in a Sale Transaction without first offering the Company a Permitted Acquisition First Offer Right in the manner provided above.

     SECTION 3.2. P. Hajioannou and the Company acknowledge that all potential transfers pursuant to Section 2.2(a) and this Article III are subject to obtaining any and all written consents of governmental authorities and offer non-affiliated third parties.

ARTICLE IV

NOTICES

     SECTION 4.1. All notices, consents and other communications hereunder, or necessary to exercise any rights granted hereunder, shall be in writing, sent either by prepaid registered mail or telefax, and will be validly given if delivered on a Business Day to a party at its respective address set forth below:

Safe Bulkers, Inc.
c/o Safety Management Overseas S.A.
32 Avenue K. Karamanli
P.O. Box 70837
16605 Voula
Athens, Greece
Attention: Chief Executive Officer
Telefax:

Polys Hajioannou
[ADDRESS]
Attention: Polys Hajioannou

ARTICLE V

APPLICABLE LAW AND JURISDICTION

     SECTION 5.1. This Agreement shall be governed by, and construed in accordance with, the laws of England.

ARTICLE VI

ARBITRATION

     SECTION 6.1. All disputes arising out of this Agreement shall be arbitrated in London in the following manner. One arbitrator is to be appointed by the Company, a second by P. Hajioannou relevant to such arbitration and a third by the two so chosen. Their decision or that of any two of the arbitrators shall be final and, for the purpose of enforcing any award, this Agreement may be made a rule of the court. The arbitrators shall be commercial persons, conversant with shipping matters. Such arbitration is to be conducted in accordance with the Arbitration Act of 1996 or any statutory modification or re-enactment thereof.

     SECTION 6.2. In the event that the Company or P. Hajioannou shall state a dispute and designate an arbitrator, in writing, the other party shall have twenty (20) Business Days to designate its own arbitrator. Upon failure to do so, the arbitrator appointed by the other party can conduct the arbitration and render an award hereunder.

     SECTION 6.3. Until such time as the arbitrators finally close the hearings, either of the Company or P. Hajioannou shall have the right by written notice served on the arbitrators and on the other party to specify further disputes or differences under this Agreement for hearing and determination.

     SECTION 6.4. The arbitrators may grant any relief, and render an award, which they or a majority of them deem just and equitable and within the scope of the Agreement of the parties, including but not limited to the posting of security. Awards pursuant to this Article VI may include costs, including a reasonable allowance for attorneys’ fees, and judgments may be entered upon any award made herein in any court having jurisdiction.

ARTICLE VII

MISCELLANEOUS

     SECTION 7.1. This Agreement constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto, with the exception of the Hajioannou Entities Restrictive Covenant Agreement. This Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

     SECTION 7.2. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus adjudicated as invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudications is made.

     SECTION 7.3. This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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     IN WITNESS whereof the undersigned have executed this Agreement as of the date first above written.

SAFE BULKERS, INC.

By:
_______________________
Name:
Title:

POLYS HAJIOANNOU

[SIGNATURE PAGE TO THE POLYS HAJIOANNOU RESTRICTIVE COVENANT AGREEMENT]